EXHIBIT 99.1
Hello, I am Michael Seton, President and Chief Executive Officer of Sila Realty Trust, Inc., and I have a very important message for you regarding the 2022 Proxy Statement which we mailed to you recently, and a matter specifically related to Proposal No. 2 on the Proxy Statement.
Proposal No. 2 pertains to the adoption of our Third Articles of Amendment and Restatement of the Company Charter. We are asking stockholders to consider and vote “for” this proposal as we believe that the contemplated changes are critical to the Company’s ability to seek a possible liquidity event through a public market listing. The proposal includes revisions to make our Company Charter more consistent with those of publicly listed companies, and revisions to facilitate a listing on a national securities exchange.
We at Sila Realty Trust, Inc. have been working diligently to position the Company for a liquidity event, which may include a public market listing, subject to consideration of market conditions, within the timeframe communicated in our offering materials. We believe that the amendments described in Proposal No. 2 are critical for the Company to continue its pursuit of a public market listing. Please read pages 36 through 40 of the 2022 Proxy Statement for additional details.
For those of you who have already voted “for” this proposal, we greatly appreciate your participation, and you should have been removed from proxy solicitation efforts. For those of you who have not voted, we ask that you please submit your vote as soon as possible to be included in this year’s Annual Meeting.
Proposal No. 2 requires the affirmative vote of a majority of all outstanding shares of common stock as of the record date. Note that abstentions and broker non-votes have the same effect as a vote “against” Proposal No. 2. If you voted in this manner and would like to change your vote, you may do so by clicking on the link included in your vote confirmation email, by visiting www.proxypush.com/Sila, by calling 1-866-307-6114, or by speaking with a live agent by calling 1-844-391-3599. If you have not yet voted, you may do so through any of the methods that I just described, or by mailing your Proxy Card in the postage-paid envelope previously provided to you.
As a valued stockholder, your vote on these matters is extremely important.
On behalf of Sila Realty Trust, Inc., we sincerely appreciate your ongoing support and are grateful for your participation in the 2022 Annual Meeting.
Be well and be safe.